ARC Reports Q1 Sales Growth Across All Business Lines; Doubles EPS

SAN RAMON, CA – (May 4, 2022) – ARC Document Solutions, Inc. (NYSE: ARC), a leading provider of digital printing and document-related services, today reported its financial results for the first quarter ended March 31, 2022.

Financial Highlights:
	Three Months Ended
	March 31,
(All dollar amounts in millions, except EPS)	2022	2021
Net sales	$69.5	$61.7
Gross margin	32.3%	30.4%
Net income attributable to ARC	$2.0	$0.8
Adjusted net income attributable to ARC	$2.0	$0.9
Earnings per share - Diluted	$0.05	$0.02
Adjusted earnings per share - Diluted	$0.05	$0.02
Cash provided by operating activities	$2.9	$5.4
EBITDA	$8.6	$8.4
Adjusted EBITDA	$9.1	$8.8
Capital expenditures	$1.2	$0.6
Debt & finance leases (including current)	$74.7	$88.4

Management Commentary:
“Today I’m reporting the fourth consecutive quarter of overall sales growth for ARC,” said Suri Suriyakumar, Chairman, President and CEO of ARC. “For the past year, our strategy to diversify our addressable markets has been performing to plan, and we are confident that our growth will continue.”

“In the first quarter of 2022, we produced significant sales growth in all four of our business lines, just as we did in the fourth quarter of last year,” Mr. Suriyakumar continued. “With our strong performance in the first quarter as a base, we expect solid growth for the year as a whole.”

“Strong execution in addition to strong sales kept our margins high and our earnings growing,” said Jorge Avalos, ARC Chief Financial Officer. “Despite moderate pressure from inflation and supply chain issues, and the increased commissions, bonuses and travel associated with more than 12 percent sales growth, we improved gross margin by 190 basis points, and more than doubled EPS.”

2022 First Quarter Supplemental Information:
Net sales were $69.5 million, a 12.6% increase compared to the first quarter of 2021.
Cash & cash equivalents on the consolidated balance sheet in the first quarter 2022 were $50.4 million.
ARC’s next quarterly cash dividend of $0.05 will be paid on May 31, 2022 with a record date of April 29, 2022.
Days sales outstanding were 53 in Q1 2022 and 54 in Q1 2021.
The number of MPS locations remained relatively flat year-over-year at approximately 10,800.

Net Revenue

In millions	1Q 2022	FYE 2021	4Q 2021	3Q 2021	2Q 2021	1Q 2021
Total net revenue	$69.5	$272.2	$69.2	$72.4	$68.8	$61.7
For the first quarter 2022, net sales increased 12.6%, compared to the same period in 2021, primarily due to increasing year-over-year economic activity compared to the first quarter of 2021 when the effects of the COVID-19 pandemic constrained normal business levels.
Revenue by Business Lines

In millions	1Q 2022	FYE 2021	4Q 2021	3Q 2021	2Q 2021	1Q 2021
Digital Printing	$41.9	$166.7	$41.3	$44.9	$43.1	$37.4
MPS	$18.7	$72.4	$18.6	$18.5	$18.0	$17.3
Scanning and Digital Imaging	$4.2	$14.5	$4.1	$4.1	$3.3	$3.0
Equipment and supplies	$4.7	$18.6	$5.3	$5.0	$4.4	$3.9
For the first quarter 2022, Digital Printing sales increased 12.1% compared to prior year, primarily due to increased volume from digital construction plan printing and an increase in digital color graphic printing. The impact of the pandemic on Digital Printing was not as pronounced as other parts of our business due to the expansion of our products and services beyond the construction vertical and our historical print segments.
For the first quarter 2022, MPS sales increased 7.6% year-over-year. The increase in MPS sales reflect a moderation of work-from-home directives that drove more employees into offices during the period, as well as continuing activity on construction job sites around the country.
For the first quarter 2022, Scanning and Digital Imaging sales increased 37.8% year-over-year. Sales grew due to increased demand for paper-to-digital document conversions in re-opened offices. We believe that, with the expansion of the markets and industries we serve, and the desire of our existing customers to have digital access to documents, our Scanning and Digital Imaging services will continue to grow in the future.
For the first quarter 2022, Equipment and Supplies sales grew 19.8% year-over-year. The increase was driven by demand from offices and job sites as they re-opened to employees, especially in the U.S.
Gross Profit

In millions unless otherwise indicated	1Q 2022	FYE 2021	4Q 2021	3Q 2021	2Q 2021	1Q 2021
Gross profit	$22.4	$87.7	$22.3	$23.8	$22.8	$18.8
Gross margin	32.3%	32.2%	32.2%	32.8%	33.1%	30.4%
First quarter 2022 gross profit improved by $3.7 million over the same period in 2021 driven by higher sales in the period. Gross margin improvement was largely driven by the new cost structure we put in place in 2020, which we were able to leverage with the increase in sales.
Selling, General and Administrative Expenses

In millions	1Q 2022	FYE 2021	4Q 2021	3Q 2021	2Q 2021	1Q 2021
Selling, general and administrative expenses	$19.4	$72.3	$17.9	$18.8	$18.5	$17.0
Selling, general and administrative (SG&A) expenses in the first quarter 2022 increased by 13.9% year-over-year. The increase is due to selective increases in salaries to retain existing employees or attract new hires, in addition to increased commissions, bonuses and travel resulting from increased sales.

Net Income and Earnings Per Share

In millions unless otherwise indicated	1Q 2022	FYE 2021	4Q 2021	3Q 2021	2Q 2021	1Q 2021
Net income attributable to ARC – GAAP	$2.0	$9.1	$2.6	$3.2	$2.6	$0.8
Adjusted net income attributable to ARC	$2.0	$9.5	$2.7	$3.2	$2.6	$0.9

Earnings per share attributable to ARC
Diluted EPS – GAAP	$0.05	$0.21	$0.06	$0.07	$0.06	$0.02
Adjusted diluted EPS	$0.05	$0.22	$0.06	$0.08	$0.06	$0.02
Year-over-year, net income attributable to ARC and earnings per share more than doubled in the first quarter of 2022. Earnings growth was driven by the increase in net sales and the decrease in depreciation expense of $1.1 million, partially offset by the increase in selling, general and administrative expenses described above. Since the onset of the COVID-19 pandemic our need for printing equipment has significantly decreased, which has reduced our depreciation expense.
Cash Provided by Operating Activities

In millions	1Q 2022	FYE 2021	4Q 2021	3Q 2021	2Q 2021	1Q 2021
Cash provided by operating activities	$2.9	$35.8	$7.6	$11.3	$11.5	$5.4
The decrease in cash flows from operations during the three months ended March 31, 2022, compared to the same period in 2021, was primarily due to the timing of accounts receivable collections and timing of payables.
EBITDA

In millions	1Q 2022	FYE 2021	4Q 2021	3Q 2021	2Q 2021	1Q 2021
EBITDA	$8.6	$40.0	$9.9	$11.0	$10.7	$8.4
Adjusted EBITDA	$9.1	$41.7	$10.4	$11.5	$11.1	$8.8
EBITDA and adjusted EBITDA grew in the first quarter of 2022 due to increased sales, offset by the increase in selling, general and administrative expenses described above.

	Three Months Ended
	March 31,
Sales from Services and Product Lines as a Percentage of Net Sales	2022	2021
Digital Printing	60.4%	60.6%
MPS	26.8%	28.1%
Scanning and Digital Imaging	6.0%	4.9%
Equipment and supplies sales	6.8%	6.4%

Teleconference and Webcast
ARC Document Solutions will hold a conference call with investors and analysts on Wednesday, May 4, 2022, at 2 P.M. Pacific Time (5 P.M. Eastern Time) to discuss results for the Company’s first quarter of 2022. To access the live conference call, investors may dial (888) 330-2446. International callers may join the conference by dialing (240) 789-2732. The conference code is 4600919 and will be required to dial into the call. A live webcast will also be made available and may be found on ARC Document Solution’s website at http://ir.e-arc.com. A replay of the webcast will be available on the website following the call's conclusion.
About ARC Document Solutions (NYSE: ARC)
ARC provides a wide variety of document distribution and graphic production services to facilitate communication for professionals in the design, marketing, commercial real estate, construction and related fields. Follow ARC at www.e-arc.com.
Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company, including forward-looking statements related to the impact of the COVID-19 pandemic on the Company’s operations. Words and phrases such as “we are confident”, “we expect”, and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, digital printing industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the section titled "Part I - Item 1A. Risk Factors" of ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114

ARC Document Solutions, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)
	March 31,	December 31,
Current assets:	2022	2021
Cash and cash equivalents	$50,374	$55,929
Accounts receivable, net of allowances for accounts receivable of $2,181 and $2,104	40,703	39,441
Inventory	9,704	8,842
Prepaid expenses	3,800	4,125
Other current assets	3,647	4,207
Total current assets	108,228	112,544
Property and equipment, net of accumulated depreciation of $233,170 and $229,803	42,711	45,153
Right-of-use assets from operating leases	28,019	29,360
Goodwill	121,051	121,051
Other intangible assets, net	291	325
Deferred income taxes	12,551	13,293
Other assets	2,437	2,273
Total assets	$315,288	$323,999
Current liabilities:
Accounts payable	$21,991	$22,753
Accrued payroll and payroll-related expenses	9,654	11,857
Accrued expenses	16,032	16,752
Current operating lease liabilities	10,073	10,284
Current portion of finance leases	12,860	13,816
Total current liabilities	70,610	75,462
Long-term operating lease liabilities	23,420	24,952
Long-term debt and finance leases	61,827	64,426
Other long-term liabilities	179	167
Total liabilities	156,036	165,007
Commitments and contingencies
Shareholders’ equity:
ARC Document Solutions, Inc. shareholders’ equity:
Preferred stock, $0.001 par value, 25,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 50,830 and 50,584 shares issued and 43,270 and 43,108 shares outstanding	51	50
Additional paid-in capital	130,639	129,881
Retained earnings	41,624	41,768
Accumulated other comprehensive loss	(2,491)	(2,501)
	169,823	169,198
Less cost of common stock in treasury, 7,560 and 7,476 shares	17,052	16,771
Total ARC Document Solutions, Inc. shareholders’ equity	152,771	152,427
Noncontrolling interest	6,481	6,565
Total equity	159,252	158,992
Total liabilities and equity	$315,288	$323,999

ARC Document Solutions, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)	Three Months Ended
	March 31,
	2022	2021
Net sales	$69,488	$61,730
Cost of sales	47,039	42,943
Gross profit	22,449	18,787
Selling, general and administrative expenses	19,355	16,995
Amortization of intangible assets	35	75
Income from operations	3,059	1,717
Other income, net	(25)	(11)
Interest expense, net	430	620
Income before income tax provision	2,654	1,108
Income tax provision	798	496
Net income	1,856	612
Loss attributable to the noncontrolling interest	116	177
Net income attributable to ARC Document Solutions, Inc. shareholders	$1,972	$789
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.05	$0.02
Diluted	$0.05	$0.02
Weighted average common shares outstanding:
Basic	42,064	42,264
Diluted	43,739	42,634

ARC Document Solutions, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)	Three Months Ended
	March 31,
	2022	2021
Cash flows from operating activities
Net income	$1,856	$612
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for accounts receivable	72	(36)
Depreciation	5,394	6,449
Amortization of intangible assets	35	75
Amortization of deferred financing costs	15	16
Stock-based compensation	451	339
Deferred income taxes	735	392
Deferred tax valuation allowance	8	60
Other non-cash items, net	(50)	(38)
Changes in operating assets and liabilities:
Accounts receivable	(1,390)	(504)
Inventory	(867)	(290)
Prepaid expenses and other assets	3,213	3,350
Accounts payable and accrued expenses	(6,541)	(5,050)
Net cash provided by operating activities	2,931	5,375
Cash flows from investing activities
Capital expenditures	(1,242)	(568)
Other	88	131
Net cash used in investing activities	(1,154)	(437)
Cash flows from financing activities
Proceeds from stock option exercises	288	—
Proceeds from issuance of common stock under Employee Stock Purchase Plan	20	14
Share repurchases	(281)	(156)
Payments on finance leases	(4,033)	(4,817)
Borrowings under revolving credit facilities	38,000	15,000
Payments under revolving credit facilities	(39,250)	(20,000)
Dividends paid	(2,108)	(422)
Net cash used in financing activities	(7,364)	(10,381)
Effect of foreign currency translation on cash balances	32	(47)
Net change in cash and cash equivalents	(5,555)	(5,490)
Cash and cash equivalents at beginning of period	55,929	54,950
Cash and cash equivalents at end of period	$50,374	$49,460
Supplemental disclosure of cash flow information
Noncash investing and financing activities
Finance lease obligations incurred	$1,689	$874
Operating lease obligations incurred	$1,147	$418

ARC Document Solutions, Inc. Net Sales by Product Line (In thousands) (Unaudited)
	Three Months Ended
	March 31,
	2022	2021
Service sales
Digital Printing	$41,947	$37,434
MPS	18,654	17,334
Scanning and Digital Imaging	4,169	3,025
Total service sales	64,770	57,793
Equipment and Supplies Sales	4,718	3,937
Total net sales	$69,488	$61,730

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended
	March 31,
	2022	2021
Cash flows provided by operating activities	$2,931	$5,375
Changes in operating assets and liabilities	5,585	2,494
Non-cash expenses, including depreciation and amortization	(6,660)	(7,257)
Income tax provision	798	496
Interest expense, net	430	620
Loss attributable to the noncontrolling interest	116	177
Depreciation and amortization	5,429	6,524
EBITDA	8,629	8,429
Stock-based compensation	451	339
Adjusted EBITDA	$9,080	$8,768

See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC Document Solutions, Inc. to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended
	March 31,
	2022	2021
Net income attributable to ARC Document Solutions, Inc.	$1,972	$789
Interest expense, net	430	620
Income tax provision	798	496
Depreciation and amortization	5,429	6,524
EBITDA	8,629	8,429
Stock-based compensation	451	339
Adjusted EBITDA	$9,080	$8,768
See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc.
Non-GAAP Measures
Reconciliation of net income attributable to ARC Document Solutions, Inc. to unaudited adjusted net income attributable to ARC Document Solutions, Inc.
(In thousands, except per share data)
(Unaudited)
	Three Months Ended
	March 31,
	2022	2021
Net income attributable to ARC Document Solutions, Inc.	$1,972	$789
Deferred tax valuation allowance and other discrete tax items	6	131
Adjusted net income attributable to ARC Document Solutions, Inc.	$1,978	$920

Actual:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.05	$0.02
Diluted	$0.05	$0.02
Weighted average common shares outstanding:
Basic	42,064	42,264
Diluted	43,739	42,634

Adjusted:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.05	$0.02
Diluted	$0.05	$0.02
Weighted average common shares outstanding:
Basic	42,064	42,264
Diluted	43,739	42,634
See Non-GAAP Financial Measures discussion below.

Non-GAAP Financial Measures
EBITDA and related ratios presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, net income margin or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity.
EBITDA represents net income before interest, taxes, depreciation and amortization.
We have presented EBITDA and related ratios because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
We use EBITDA to measure and compare the performance of our operating divisions. Our operating divisions’ financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S. operating divisions. We use EBITDA to compare the performance of our operating divisions and to measure performance for determining consolidated-level compensation. In addition, we use EBITDA to evaluate potential acquisitions and potential capital expenditures.
EBITDA and related ratios have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;
•They do not reflect changes in, or cash requirements for, our working capital needs;
•They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and related ratios only as supplements.
Our presentation of adjusted net income and adjusted EBITDA is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above.
Specifically, we have presented adjusted net income attributable to ARC and adjusted earnings per share attributable to ARC shareholders for the three months ended March 31, 2022 and 2021 to reflect the exclusion of changes in the valuation allowances related to certain deferred tax assets and other discrete tax items. This presentation facilitates a meaningful comparison of our operating results for the three months ended March 31, 2022 and 2021. We believe these changes were the result of items which are not indicative of our actual operating performance.
We have presented adjusted EBITDA for the three months ended March 31, 2022 and 2021 to exclude stock-based compensation expense. The adjustment to exclude stock-based compensation expense to EBITDA is consistent with the definition of adjusted EBITDA in our credit agreement; therefore, we believe this information is useful to investors in assessing our financial performance.